UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2009

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of Director

On March 23, 2009, the board of directors (the “Board”) of WellCare Health Plans, Inc. (“WellCare”) appointed David J. Gallitano as a Class I director of the Board and appointed Mr. Gallitano to serve on the Compensation, Nominating and Corporate Governance, and Health Care Quality and Access Committees of the Board.  The Board has affirmatively determined that Mr. Gallitano is an independent director under the New York Stock Exchange listing standards.

In connection with Mr. Gallitano’s appointment to the Board, Mr. Gallitano received $150,000 of restricted shares of WellCare’s common stock (the “Restricted Stock”), based on the closing price of WellCare’s common stock on March 23, 2009, the date of grant.  The Restricted Stock, which was granted pursuant to WellCare’s 2004 Equity Incentive Plan, is subject to the terms and conditions of a restricted stock agreement between Mr. Gallitano and WellCare, a copy of which is attached hereto as Exhibit 10.1.  Pursuant to the restricted stock agreement, Mr. Gallitano’s Restricted Stock award vests as to one third of the total number of shares granted on each of the first, second and third anniversaries of the date of grant.  Mr. Gallitano will earn fees as a director and as a member of the Compensation, Nominating and Corporate Governance, and Health Care Quality and Access Committees of the Board, in accordance with the fees payable to WellCare directors generally.  For information relating to Board and committee fees, please see our Form 10-K for the fiscal year ended December 31, 2007, as filed with the U.S. Securities and Exchange Commission on January 26, 2009.

A copy of the press release announcing Mr. Gallitano’s appointment is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

 (d)   Exhibits.

10.1	Restricted Stock Agreement dated March 23, 2009, between David J. Gallitano and WellCare Health Plans, Inc.
99.1	Press release, dated March 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCARE HEALTH PLANS, INC.
March 24, 2009	/s/ Heath Schiesser President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Restricted Stock Agreement dated March 23, 2009, between David J. Gallitano and WellCare Health Plans, Inc.
99.1	Press release, dated March 24, 2009